Exhibit T3A-36

5000000001054872

ARTICLES OF ORGANIZATION

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

(1)	The name of the Limited Liability Company is:

Time For Healing, LLC

(2)	The purpose for which the Limited Liability Company is filed is as follows:

Medical Cannabis Dispensary and Wellness Center.

(3)	The address of the Limited Liability Company in Maryland is:

6506 American Blvd, Suite 608, Hyattsville, MD, 20782

(4)	The Resident Agent of the Limited Liability Company in Maryland is:

Lauren Marcus

whose address is:

14002 Shannock Lane, Upper Marlboro, MD, 20774

(5) Signature(s) of Authorized Person(s):	(6) Signature(s) of Resident Agent(s):

Terri A White	Lauren Marcus

Michelle Marcus

Elizabeth Newkirk

(7) Filing party’s name and return address:	I hereby consent to my designation in this document.
Elizabeth J Newkirk, 203 Ashley River Road, Myrtle Beach, SC, 29588